EXHIBIT 5

                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________            Email: harttrinen@aol.com
Will Hart                      (303) 839-0061                Fax: (303) 839-5414


                                 April 10, 2014
CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182


     This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of shares of its common stock, preferred stock, convertible preferred stock, rights and warrants having a maximum value of $2,800,000, all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, a copy of the Registration Statement and all other documents we considered necessary to render our option. In our opinion:

     o CEL-SCI is authorized to issue the securities which are the subject of this registration statement, as well as any securities issuable upon the conversion of preferred stock or upon the exercise of any rights or warrants;

     o such securities, when sold, will be legally issued and will represent fully paid and non-assessable securities of CEL-SCI; and

     o the rights and warrants, when issued, will be binding obligations of CEL-SCI under the laws of Colorado.


                                  Very truly yours,

                                  HART & HART, LLC

                                  /s/ William T. Hart
                                  --------------------
                                  William T. Hart